[Stationary of LeBoeuf, Lamb, Greene & MacRae, LLP]


                                               March 13, 2001


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

     Re: Dominion Resources, Inc. and Virginia Electric and Power Company's Application on Form U-1, File No. 70-9807
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Ladies and Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission in connection with the filing by Dominion Resources, Inc. ("DRI") and Virginia Electric and Power Company (the "Company" and, collectively, "Applicants") of an application on Form U-1 under the Public Utility Holding Company Act of 1935 (the "1935 Act"), File No. 70-9807 (the "Application"). The Company has entered into a Put and Call Agreement dated November 22, 2000 ("Put and Call Agreement") with Westpower-Franklin, L.P., a Virginia limited partnership, LG&E Southhampton, L.P., a California limited partnership, LG&E Power 11 Incorporated, a California corporation, Westpower - Altavista, L.P., a Virginia limited partnership, LG&E Altavista, L.P., a California limited partnership, LG&E Power 12 Incorporated, a California corporation, Westpower-Hopewell, L.P., a Virginia limited partnership, LG&E Hopewell, L.P., a California limited partnership, and LG&E Power 13 Incorporated, a California corporation (collectively "Sellers"). Sellers own all of the partnership interests in three California general partnerships: LG&E - Westmoreland Southampton, LG&E - Westmoreland Altavista and LG&E - Westmoreland Hopewell (collectively "Partnerships") which own and operate three separate generation plants located in Virginia. Under the Put and Call Agreement the Company may obtain all of Sellers' interests in the Partnerships, and the Application seeks authority to consummate this transaction.

     We have examined originals of the Application and originals, or copies certified to our satisfaction, of such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of the Applicants and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the application and the aforesaid corporate records, certificates and other documents. In addition, we have examined such questions of law, as we considered necessary or appropriate for the purpose of rendering this opinion.

     Based on the foregoing, and subject to the final paragraph hereof, we are of the opinion that:

     (1) All state laws applicable to the transactions described in the Application will have been complied with;

     (2) DRI and the Company are each validly organized and duly existing under the laws of the Commonwealth of Virginia;

     (3) The Company will legally acquire Seller's interest in the Partnerships.

     (4) The consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by DRI and the Company.

     The opinions expressed above in respect of the approval of the transactions described in the Application are subject to the following assumptions or conditions:

     a. The Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the transactions described therein.

     b. This opinion is rendered as of the date hereof and we hereby disclaim any obligation to notify any person after the date hereof if any change in fact or law could change our opinion with respect to any matter set forth herein. This opinion may not be relied upon by any other person or in any other transaction and may not be circulated, quoted or cited, in whole or in part, without our express prior written consent.

     We hereby consent to the use of this opinion as an exhibit to the Application.

     We are members of the bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the 1935 Act under the federal laws of the United States. In rendering the foregoing opinion, as to all matters governed by the laws of the Commonwealth of Virginia, we have relied, without independent inquiry, solely upon the opinion of Troutman Sanders Mays & Valentine LLP dated March 13, 2001.

                                          Very truly yours,

                                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.